Exhibit 99.1

WorldHeart Appoints

Dr. John Campbell Woodard as Senior Vice President of Scientific Affairs

Salt Lake City, UT — April 30, 2010: World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced the appointment of Dr. John Campbell Woodard as Senior Vice President of Scientific Affairs. Dr. Woodard will be responsible for clinical affairs and will also guide the development of WorldHeart’s next- generation technologies. Dr. Woodard most recently served as Chief Scientific Officer for Ventracor Limited: an Australian-based public company focused on the development of  left ventricular assist devices for late-stage heart failure patients. Prior to that, Dr. Woodard has served in various senior management positions in a number of medical device companies including, Micromedical Industries Limited, CHAD Research Laboratories, Novacor Division of Baxter Healthcare Corporation and Heart Research Institute of San Francisco.

Dr.Woodard’s educational accomplishments include a Bachelor in Electrical Engineering, a Master of Science in Biophysics and a Doctor of Philosophy in Biomedical Engineering at the University of South Wales.  Dr.Woodard has been awarded over 14 medical device related patents and he has authored numerous peer-reviewed papers and abstracts.

J. Alex Martin, President and CEO of WorldHeart commented, “We are extremely pleased to have a well recognized and respected leader in the field of Mechanical Circulatory Support join WorldHeart. We look forward to John’s contributions to our efforts to serve patients suffering from advanced heart failure.”

Jal S. Jassawalla, Executive Vice President and Chief Technology Officer added, “I’m delighted to welcome John back and look forward to having him be part of the WorldHeart team.”

Dr.Woodard will relocate to WorldHeart’s corporate headquarters in Salt Lake City, Utah with an anticipated start date of May 17, 2010.

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s reliance on key executive officers, its BTT clinical study of the Levacor VAD, strategic direction, increase in shareholder value, access to investment capital, its clinical development programs and the product pipeline, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; reliance on key executive officers; WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products;

and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009.

www.worldheart.com

SOURCE World Heart Corporation

Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361